UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): June 16, 2015

Commission File Number 000-54530

GOPHER PROTOCOL INC.

(Exact name of small business issuer as specified in its charter)

Nevada	27-0603137
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

23129 Cajalco Road

Perris, California 92570

(Address of principal executive offices)

888-685-7336

(Issuer’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into A Material Definitive Agreement
Item 2.03	Creation of a Direct Financial Obligation
Item 3.02	Unregistered Sales of Equity Securities

As previously reported, on March 4, 2015, Gopher Protocol Inc. (the “Company”) entered into a Territorial License Agreement (the “Territorial License Agreement”) with Hermes Roll LLC (a Nevada limited liability company currently being formed) (“Hermes”) pursuant to which Hermes licensed to the Company, on an exclusive basis in the State of California, certain intellectual property relating to Hermes's system and method for scheduling categorized deliverables, according to demand, at the customer’s location based on smartphone application and/or via the internet (the "Technology"), in consideration of 100,000 shares of Series D Preferred Stock of the Company.

On June 16, 2015, the Company and Hermes entered into that certain Amended and Restated Territorial License Agreement amending and restating the Territorial License Agreement to grant the Company an exclusive worldwide license to the Technology. In addition, subject to the Company providing Hermes with $5,000,000 in working capital, for a period of one year, the Company will have the option to acquire a 100% of the membership interest of Hermes in consideration of 20,000,000 shares of common stock of the Company. Further, in the event the Company provides less than $5,000,000 to Hermes the Company will have the option to acquire a pro-rata portion of the membership interests of Hermes in consideration of a pro-rata amount of shares of common stock of the Company.

The foregoing information is a summary of each of the matters described above, is not complete, and is qualified in its entirety by reference to the full text of the exhibits, each of which is attached an exhibit to this Current Report on Form 8-K.  Readers should review those exhibits for a complete understanding of the terms and conditions associated with these transactions.

Item 9.01	Financial Statements and Exhibits

(c) Exhibits.

Exhibit Number	Description
10.1	Amended and Restated Territorial License Agreement dated June 16, 2015, by and between Gopher Protocol Inc. and Hermes Roll LLC

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

GOPHER PROTOCOL INC.

By:	/s/Michael Murray

Name:	Michael Murray
Title:	CEO, President, Secretary,
Treasurer and Chairman

Date: June 16, 2015